Exhibit 10.15

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This First Amendment to that certain Employment Agreement (this “Amendment”) is entered into effective as of February 18, 2022, by and between Biocept, Inc., a Delaware corporation (“Company”), and Darrell Taylor (“Employee”).

RECITALS

Whereas, Company and Employee are parties to that certain Employment Agreement, made and effective as of December 27, 2021, and as subsequently amended (collectively the “Agreement”); and

Whereas, Company and Employee believe that it would be in their mutual best interest to partially revise and amend the Agreement by modifying it as set forth in this Amendment;

Now Therefore, in consideration of the foregoing and the promises and covenants contained herein and in the Employment Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.

Amendment to Section 2(a). The parties mutually agree that the Agreement is amended, effective the date of this Amendment, by amending Section 2(a) by replacing “General Counsel” with “Chief Legal Officer”.

2.

Amendment to Section 3(a). The parties mutually agree that the Agreement is amended, effective the date of this Amendment, by amending Section 3(a) by changing the base salary to read “Four Hundred Thousand Dollars ($400,000)”.

3.	Amendment to Section 3(b). The parties mutually agree that the Agreement is amended, effective the date of this Amendment, by amending Section 3(b) by changing the target bonus to “40%”.
4.	Amendment to Section 3(f). The parties mutually agree that the Agreement is amended, effective the date of this Amendment, by amending Section 3(f) by changing the initial option grant to “150,000”.
5.

Amendment to Section 4(b)(i). The parties mutually agree that the Agreement is amended, effective the date of this Amendment, by amending Section 4(b)(i) by changing the number of months of severance pay to “six (6)”.

6.

Except as expressly modified by this Amendment the Agreement shall remain unmodified and in full force and effect.This Amendment may be executed in counterparts and signatures delivered by email, each of which shall be deemed an original, but all of which together shall constitute one instrument.  Should there be any conflict between the terms and conditions of this Amendment and the terms and conditions of the Agreement, the parties agree that the terms and conditions of this Amendment shall control/prevail.

In Witness Whereof, the parties have executed this Amendment as of the date set forth in the first paragraph hereof.

Biocept, Inc.	Darrell Taylor

By:  /s/ Samuel D. RiccitelliBy:  /s/ Darrell Taylor

      Samuel D. Riccitelli      Darrell Taylor, JD, BSMT (ASCP)

President and CEO	Chief Legal Officer & Chief Compliance Officer Chairman, Board of Directors

December 9, 2021

Mr. Darrell Taylor, JD, BSMT (ASCP)

San Diego, CA

Re:Employment Terms

Dear Darrell:

Biocept, Inc. (the “Company”) is pleased to offer you the position of Senior Vice President, General Counsel and Chief Compliance Officer on the following terms.

You will be expected to perform various duties according to the needs of the Company. This position is responsible to handle all our company’s legal transactions, partnerships, and projects, either with in-house resources or by utilizing external counsel.  This will include but is not limited to securities offerings, public company reporting compliance, corporate transactions across the U.S., all patents and ensuring compliant employee relations.  This position will also ensure that our company’s transactions comply with state laws and regulations, while actively helping our company avoid possible legal risks and violations.  Other duties will include consulting and leading all corporate legal processes such as strategic discussions with other parties, compliance issues, transactions, partnerships, and lawsuits with sharp attention to detail.  You will report to Michael Nall, the company’s President and CEO at our facility located at 9955 Mesa Rim Road, San Diego, CA 92121.  As an exempt salaried employee, you will be expected to work the hours required by the nature of your work assignments.

Your compensation will be a base salary of $340,000.00 per year ($13,076.92 bi-weekly) plus eligibility to earn a performance bonus under our annual management incentive plan based on the achievement of corporate and/or individual goals, with a “target award percentage” of 35% of your annual base salary, less payroll deductions and all required withholdings as approved by the Company’s Board of Directors (“Board”). Your performance bonus for the 2021 calendar year, if any, will be prorated based on your start date. You will be paid bi-weekly, and you will be eligible for the following standard Company benefits:  medical insurance, vacation/personal time off, and holidays.  Details about these benefits are provided in the Employee Handbook and Summary Plan Descriptions, available for your review at New Employee Orientation.  The Company may change compensation and benefits from time to time in its discretion. You will also be provided with an employment agreement for your review.

In addition, as a material inducement to your acceptance of our offer of employment, subject to approval by the Board or its Compensation Committee, the Company shall grant you a nonqualified stock option to purchase 134,550 shares of the Company’s common stock at the fair market value as determined by the Board as of the date of grant (the “Option”).  The Option will have a four-year vesting schedule, under which 25 percent of your shares will vest after twelve months of employment, with the remaining shares vesting monthly thereafter, until either the Option is fully vested or your employment ends, whichever occurs first.  The Company understands that you would not accept employment with the Company but for the granting of the Option.  The Option grant will be subject to the terms of the Company’s Amended and Restated 2013 Equity Incentive Plan, as amended (the “Plan”), and will be approved by the Board or its Compensation Committee pursuant to the “inducement exception” provided under Nasdaq Market Place Rule 5635(c)(4) and Nasdaq IM-5635-1.  You will receive copies of the Plan and Option grant notice and agreement promptly after the Board’s or its Compensation Committee’s approval of the Option grant.

As a Company employee, you will be expected to abide by Company policies and procedures and acknowledge in writing that you have read and will comply with the Company’s Employee Handbook and the Code of Ethical Business Conduct.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.  You agree that you will not bring onto Company premises or use in your work for the Company any unpublished documents or property belonging to any former employer or third party that you are not authorized to use and disclose.  You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.  By accepting employment with the Company, you are representing that you will be able to perform your job duties within these guidelines.

While we are hopeful that your employment relationship with the Company will be beneficial to you and to the Company, this is not a guarantee of employment.  As discussed, the Company will provide you with an Executive Employment Agreement for your review and it will only be upon the mutual execution of that document that you will be hired by the Company.

If you accept this offer, you will begin work contingent upon (a) your successful completion of a background and reference check (b) your executing the enclosed Proprietary Information and Inventions Agreement; (c) your providing us with proof of your identity and authorization to work in the United States within three days of hire, pursuant to the Immigration and Naturalization Act; and (d) verification that you are not (i) currently debarred, suspended, excluded or otherwise ineligible to participate in any federal or state healthcare program; and/or (ii) currently under investigation or involved in any proceeding that might result in your debarment, suspension, exclusion or ineligibility to participate in any federal or state healthcare program.  Biocept will not employ or contract with any individual who is debarred, suspended, excluded or otherwise ineligible to participate in any federal program.

We are pleased to make this offer and look forward to your joining the Company.  If you accept this offer, please sign, and return this letter along with the executed Proprietary Information and Inventions Agreement and Background Authorization no later than December 13, 2021.  If you accept our offer, we would like you to start on or about Tuesday, December 27, 2021, at 9:00 AM pending approval by the Board and pending successful completion of references and background checks.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Michael Nall                                 12/09/2021

Michael Nall, President and CEO                                                                           Date

__________________________________________________________________________________

I accept employment with Biocept Inc. as outlined in this letter.  My signature below certifies that I understand and agree that my employment relationship with the Company is at-will.  I understand that my agreement with Company on my at-will status is the final and entire agreement between Company and me concerning the manner in which my employment with Company may be terminated and other conditions of my employment changed.

S/s Darrell Taylor                                  12/09/2021

Mr. Darrell Taylor, JD, BSMT (ASCP) Date

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